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 DATA STATED IN THOUSANDS


             VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



REGULATION           STATEMENT CAPTION                   1994   1993    1992

5-02 (1)            Cash and Cash Items                  9802   8407   10591
5-02 (2)            Marketable Securities               64168  60747   74448
5-02 (3)(b)(1)      Notes Receivable                   168781 149322  135661
5-02 (4)            Allowance for Doubtful Accounts      2054   1676    1703

5-02 (15)           Total Assets                       256685 234892  239897

5-02 (24)           Other Liabilities                  232806 213191  220588
5-02 (30)           Common Stock                          715   7007    2792
5-02 (31)(a)(2)     Additional Capital Other             9000   2356    6394
5-02 (31)(a)(3)(ii) Retained Earnings - Unappropriated  14164  12338   10122

5-03 (b)(1)(e)      Other Revenues                      21353  20236   20891

5-03 (b)(2)(e)      Cost of Other Revenues               9228   9134    9158
5-03 (b)(8)         Interest and Amortization of
                    Debt Discount                        7993   7261    8504
5-03 (b)(10)        Income Before Taxes and Other Items  4132   3841    3229

5-03 (b)(11)        Income Tax Expense (Benefit)         1186   1202    1054
5-03 (b)(14)        Income/Loss from Continuing
                    Operations                           2946   2639    2175
5-03 (b)(17)        Cumulative Change in Accounting
                     Principle                              0    125       0
5-03 (b)(19)        Net Income or Loss                   2946  62764    2175